Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )
Check the appropriate box:
( )   Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(x)   Definitive Proxy Statement
( )   Definitive Additional Materials
( )   Soliciting Material pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                               Bontex, Inc.
             (Name of Registrant as Specified in its Charter)
                    David A. Dugan, Corporate Secretary

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
                                    N/A
Payment of Filing Fee (Check the appropriate box):
(x)   No fee required
( )   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.
      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total Fee Paid:
( )   Fee paid previously with preliminary materials
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                (Bontex logo) BONTEX (registered trademark)

                                   1997

                   Notice of Annual Stockholders Meeting

                                    and

                              Proxy Statement

















Tuesday, October 14, 1997
at 10:30 a.m. local time
Lexington, Virginia

Dear Shareholder:

You are cordially invited to attend the Annual Shareholders Meeting to be held at 10:30 A.M., Eastern Daylight-Saving Time, on Tuesday, October 14, 1997, at the Best Western Inn at Hunt Ridge, Lexington, Virginia. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

The Board urges you to vote "FOR" all proposals on the enclosed proxy card.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, please complete, sign, and date the proxy card attached and return it in the enclosed postage-paid envelope. Please note, however, that if your shares are held of record by a broker, bank, or other nominees and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Thank you for your interest.

Sincerely,



James C. Kostelni
Chairman of the Board and
Chief Executive Officer

                   NOTICE OF ANNUAL STOCKHOLDERS MEETING
                                                   September 18, 1997

                               BONTEX, INC.

      Notice is hereby given that the Annual Meeting of Stockholders of Bontex, Inc. will be held at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia, on October 14, 1997, at 10:30 a.m., Eastern Daylight-Saving Time, for the following purposes:

      1. To elect four Class A directors to serve until the annual meeting of stockholders in 2000; and

      2. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

      Only stockholders of record at the close of business on September 8, 1997, are entitled to vote at this meeting.

      You are urged to fill in, date and sign the accompanying proxy and to mail the same as promptly as possible. If you sign and return your proxy without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

      Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                                          David A. Dugan
                                                     Corporate Secretary

                               BONTEX, INC.
                          A VIRGINIA CORPORATION
                              PROXY STATEMENT
                    1997 ANNUAL MEETING OF STOCKHOLDERS

                                  GENERAL

      This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Bontex, Inc. (the "Company") of proxies in the accompanying form to be used at the Annual Meeting of the Stockholders of the Company to be held on October 14, 1997, at 10:30 a.m., Eastern Daylight-Saving Time, at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia 24450, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to stockholders is September 22, 1997.

      A copy of the Company's Annual Report to Stockholders, including financial statements for the fiscal year ended June 30, 1997, reported upon by KPMG Peat Marwick LLP, is being mailed concurrently with this Proxy Statement, but should not be considered proxy solicitation material.

      Any person signing and mailing the enclosed form of proxy may revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by submitting a signed proxy bearing a later date, or by giving prior written notice of revocation of the proxy to the Corporate Secretary of the Company, One Bontex Drive, Buena Vista, Virginia 24416-1500. All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in the manner specified therein. If no specification is made, the proxy will be voted FOR the election of all of the Class A directors.

                             VOTING SECURITIES

      The close of business on September 8, 1997, has been fixed as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting of Stockholders. There were 1,572,824 shares of Company common stock outstanding as of the foregoing record date, and each such share is entitled to one vote.

      The holders of shares entitled to cast a majority of the votes at the Annual Meeting constitute a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and broker non-votes (i.e., shares registered in the names of brokers or other "street name" nominees for which proxies are voted for some but not all matters) will be included in determining the number of shares represented at the Annual Meeting. Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. For purposes of determining the votes cast with respect to any other matter presented for consideration at the Annual Meeting, only those votes cast "for" or "against" are included. Votes that are withheld and broker non-votes will not be included in determining the number of votes cast.

      The Company will appoint one or more inspectors of election to act at the Annual Meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

      As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of the election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

               STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth as of August 29, 1997, information with respect to the only known beneficial owners of more than five percent of the outstanding common stock of the Company.

Name and Address of                 Number of Shares
 Beneficial Owner                  Beneficially Owned    Percent of Class
-------------------                ------------------    ----------------
First Union National Bank             843,082 (1)             53.60
303 Broad Street
Red Bank, New Jersey 07701


Mrs. Dolores Kostelni                 695,207 (2)             44.20
Route 4, Box 251
Turtle Brooke Lane
Lexington, Virginia  24450


Mrs. Patricia S. Tischio              675,607 (3)             42.96
901 Foxboro Drive
Norwalk, Connecticut  06851


Estate of Marie G. Surmonte           675,507 (4)             42.95
c/o First Union National Bank
303 Broad Street
Red Bank, New Jersey 07701


Hugo N. Surmonte Residuary Trust       95,400 (5)              6.07
c/o First Union National Bank
303 Broad Street
Red Bank, New Jersey 07701

   (1) Includes 95,400 shares held as co-trustee for the Hugo N. Surmonte Residuary Trust, 72,175 shares held as trustee of the Hugo N. Surmonte Marital Trust, and 675,507 shares held as a co-executor of the Estate of Marie G. Surmonte. The Bank has shared voting and dispositive power with respect to these shares.
   (2) Includes 19,700 shares owned by Mrs. Kostelni with sole voting and dispositive power and an aggregate of 675,507 shares of which Mrs. Kostelni has shared voting and dispositive power as a co-executor of the Estate of Marie G. Surmonte. Excludes 62,240 shares owned by Mrs. Kostelni's spouse, Mr. James C. Kostelni, and 2,653 shares owned by Mrs. Kostelni's adult son, James H. Kostelni.
   (3) Includes 100 shares owned by Mrs. Tischio with sole voting and dispositive power, an aggregate of 675,507 of which Mrs. Tischio has shared voting and dispositive power as a co-executor of the Estate of Marie G. Surmonte, and excludes 2,750 shares owned by Mrs. Tischio's adult daughter.
   (4) Dolores Kostelni, Patricia S. Tischio and First Union National Bank are co-executors of the Estate and have shared voting and dispositive power with respect to these shares.
   (5) Dolores Kostelni and Patricia S. Tischio are beneficiaries of the Trust. Mrs. Kostelni and Mrs. Tischio and the Bank have shared voting and dispositive power with respect to these shares.

                       STOCK OWNERSHIP OF MANAGEMENT

   The following table sets forth as of August 29, 1997, certain information regarding the beneficial ownership of the common stock of the Company by each director and nominee, by each named executive officer and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

                                    Number of Common
                               Stock Shares Beneficially
                                       Owned as of
Name of Beneficial Owner             August 29, 1997    Percent of Class
William J. Binnie                       3,899 (1)             *
Michael J. Breton                       1,900                 *
William B. D'Surney                       650                 *
David A. Dugan                            160                 *
Charles W. J. Kostelni                 15,175                 *
James C. Kostelni                     161,940(2)(5)(6)      9.80
Jeffrey C. Kostelni                    21,826 (3)           1.40
Frank B. Mayorshi                         600                 *
Larry E. Morris                         4,000                 *
Joseph F. Raffetto                      5,582                 *
Patricia S. Tischio                   675,607 (4)(5)        42.96
Robert J. Weeks                         8,121                 *
All Directors and
  Executive Officers
  as a Group (12 persons)             899,460 (6)           54.42

   (1) Includes 726 shares held by Mr. Binnie's spouse as Trustee for their sons.
   (2) Includes 19,700 shares owned by Mr. James C. Kostelni's spouse, Dolores Kostelni. Does not include 2,653 owned by Mr. James C. Kostelni's adult son, James H. Kostelni, as to which Mr. James C. Kostelni disclaims beneficial ownership, and 675,507 shares held in the Estate of Marie G. Surmonte, of which Mr. James C. Kostelni's spouse, Dolores Kostelni, is a co-executor with shared voting and dispositive power.
   (3) Includes 1,000 shares owned by Mr. Jeffrey C. Kostelni's spouse.
   (4) Includes 675,507 shares held in the Estate of Marie G. Surmonte, of which Mrs. Patricia S. Tischio, Mrs. Dolores Kostelni and First Union National Bank are co-executors and share voting and dispositive power. Does not include 2,750 shares owned by Mrs. Tischio's adult daughter, as to which Mrs. Tischio disclaims beneficial ownership.
   (5) Mr. James C. Kostelni's spouse, Dolores Kostelni, and Mrs. Patricia S. Tischio are co-executors and share voting and dispositive power with First Union National Bank of 675,507 shares held by the Estate of Mrs. Marie G. Surmonte.
   (6) Includes 80,000 shares which Mr. James C. Kostelni has the right to acquire through the exercise of stock options.

   * Represents less than 1% of the outstanding shares of Company common stock.

                           ELECTION OF DIRECTORS

PROPOSAL NO. 1

      The Company's Board of Directors is divided into three classes (A, B and C) with staggered three year terms. The current term of office of the Class A directors expires at the 1997 Annual Meeting of Stockholders. The terms of the Class B and Class C directors will expire in 1998 and 1999, respectively.

      There are four Class A directors, James C. Kostelni, William B. D'Surney, Larry E. Morris and Robert J. Weeks, each of whom has been nominated for reelection by the Board of Directors.

      It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of each of the four nominees set forth below. Each nominee has agreed to serve if elected. If any nominee shall unexpectedly be unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve. Class A nominees will serve for a three year term until 2000 Annual Meeting and until their successors are elected and qualified.

      The present principal occupation or employment and employment during the past five years and all positions or offices, if any, held with the Company are set forth opposite the name of each director and nominee. All nominees are members of the present Board of Directors.

                                    NOMINEES
                                CLASS A DIRECTORS
                       (Serving Until 2000 Annual Meeting)

                       Year in Which First
Name and Age           Elected as Director   Principal Occupation
------------           -------------------   --------------------
James C. Kostelni             1965           Chairman of the Board, President,
Age 62                                       and Chief Executive Officer of the
                                             Company (since 1994), President and
                                             Chief Operating Officer (since
                                             1971). Mr. Kostelni has a Bachelor
                                             of Science Degree in Business
                                             Administration.

Robert J. Weeks               1983           Private investor since 1993; prior
Age 63                                       thereto, Vice-President, Dun &
                                             Bradstreet Corp., Bethlehem,
                                             Pennsylvania.  Mr. Weeks has a
                                             Bachelor of Science Degree in
                                             Business Administration.

Larry E. Morris               1993           Technical Director (since 1983)
Age 51                                       and Sales Director (since 1993) of
                                             the Company; prior thereto,
                                             Manufacturing Director of the
                                             Company (1983-1993).  Mr. Morris has
                                             a Bachelor of Science Degree in
                                             Chemical Engineering.

William B. D'Surney           1995           Private investor since 1994; prior
Age 68                                       thereto, Senior Vice-President,
                                             Alexander & Alexander, Richmond,
                                             Virginia.  Mr. D'Surney has a
                                             Bachelor of Science Degree in
                                             Business Administration.

                       Year in Which First
Name and Age           Elected as Director   Principal Occupation
------------           -------------------   --------------------

                         DIRECTORS CONTINUING IN OFFICE
                                CLASS C DIRECTORS
                       (Serving Until 1999 Annual Meeting)

William J. Binnie             1977           Retired engineering consultant
Age 72                                       since 1996; prior thereto,
                                             President, W.J. Binnie & Associates,
                                             Whispering Pines, North Carolina.
                                             Mr. Binnie has a Bachelor of Science
                                             Degree in Civil Engineering.

Michael J. Breton             1990           Corporate Director of International
Age 57                                       Operations of the Company (since
                                             1993), and General Manager of Bontex
                                             S.A., a subsidiary of the Company
                                             (since 1987); prior thereto,
                                             Director of European Operations
                                             (1987-1993).  Mr. Breton has a
                                             Bachelor of Science Degree in Paper
                                             Technology.

Frank B. Mayorshi             1993           Private investor since 1991; Partner
Age 61                                       KPMG Peat Marwick LLP, Roanoke,
                                             Virginia.  Mr. Mayorshi has a
                                             Bachelor of Science Degree in
                                             Business Administration.

                                CLASS B DIRECTORS
                       (Serving Until 1998 Annual Meeting)

Patricia S. Tischio           1995           Assistant Corporate Secretary (since
Age 58                                       1994) and Office Manager (since
                                             1989) of the Company. Mrs. Tischio
                                             has a Bachelor of Arts Degree in
                                             English.

Jeffrey C. Kostelni           1995           Chief Financial Officer and
Age 31                                       Treasurer (since 1994), General
                                             Sales Manager of Bontex S.A., a
                                             subsidiary of the Company (since
                                             1995) and Assistant Controller
                                             (1993-94) of the Company.  Mr.
                                             Kostelni has a Bachelor of Science
                                             Degree in Accountancy and is a
                                             Certified Public Accountant.

Joseph F. Raffetto            1984           Physician (retired).
Age 88

No director or nominee is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Jeffrey C. Kostelni is the son of Mr. James C. Kostelni. Mrs. Patricia S. Tischio is the sister-in-law of Mr. James C. Kostelni and the aunt of Mr. Jeffrey C. Kostelni.

             MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors held four meetings during fiscal 1997. All directors attended 100% of the total number of meetings of the Board and the committees of the Board on which they served.

      A director's fee of $1,500 per meeting attended is paid to all non-employee directors. In addition, non-employee directors who are members of the Executive, Audit and/or Compensation Committees receive a fee of $500 per committee meeting attended. All directors are reimbursed for their actual travel expenses for attending Board and committee meetings.

      The Board of Directors annually elects four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee.

      The Executive Committee of the Board of Directors, which is composed of Messrs. James C. Kostelni (Chairman), Weeks, Mayorshi and Binnie. The committee is empowered to exercise all authority of the Board of Directors, except with respect to matters reserved for the Board by Virginia law. This committee met five times during the fiscal 1997.

      The Audit Committee of the Board of Directors, which consists of Messrs. Mayorshi (Chairman), Binnie and Weeks, oversees the financial reporting process and the Company's internal controls. This committee met four times during fiscal 1997.

      The Compensation Committee of the Board of Directors, which consists of Messrs. Weeks (Chairman), Binnie and Mayorshi, meets as necessary to consider and make recommendations to the Board of Directors concerning compensation of executive officers and employees of the Company. This committee met four times during fiscal 1997.

      The Nominating Committee of the Board of Directors, which consists of Messrs. James C. Kostelni (Chairman), Mayorshi and Weeks, considers and recommends to the Board, candidates for election as directors of the Company.

The Nominating Committee will not consider nominees recommended by stockholders. This committee met one time during fiscal 1997.

                          EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth information regarding the individual compensation earned by the Chief Executive Officer and the four other most highly compensated executives for services in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 1997, 1996 and 1995.

                                          Annual Compensation
                                          -------------------

   Name and                                                    Other Annual          All Other
Principal Position       Year  Salary ($)   Bonus ($) (1)  Compensation ($) (2)  Compensation ($) (3)
------------------       ----  ----------   -------------  --------------------  --------------------
James C. Kostelni       1997     221,180        48,110           101,397               58,316
  Chairman of the       1996     221,180             -            99,820               66,007
  Board of              1995     213,733             -            97,834               60,411
  Directors,
  President and
  Chief Executive
  Officer

Michael J. Breton       1997     158,821             -            15,603                7,910
  Corporate             1996     167,868             -            18,912                7,238
  Director of           1995     173,309        10,000            18,433                7,023
  International
  Operations,
  Bontex S.A.

Tarcisio Pasquali       1997     107,978        10,000            16,790                    -
  General Manager       1996     129,181        20,000            15,812                    -
  Bontex S.r.l.         1995     109,780        10,000            15,434                    -

Harmonson H. Floyd, Jr. 1997     106,250        40,244                 -                    -
  Director of           1996     105,000             -                 -                    -
  Manufacturing         1995       8,750             -                 -                    -
  and Chief Engineer

Larry E. Morris         1997     113,256        23,144             3,351                2,019
  Technical and         1996     100,740             -             3,351                2,070
  Sales Director        1995      98,890             -             3,012                3,043

   (1) In 1997, performance-based bonuses awarded by the Compensation
       Committee.
   (2) Except as otherwise indicated in the table, the named executives did not receive perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of his salary and bonus reported in the table. All amounts represent automobile allowances or long-term disability insurance premium payments, except for Mr. Kostelni, which in 1997 includes a $1,110 automobile allowance, a $26,000 annual payment and $68,565 "gross-up" payment for reimbursement of taxes received pursuant to the Supplemental Executive Compensation Agreement (discussed below) and long-term disability insurance premium payment in the amount of $5,722.

   (3) Amounts disclosed in this column for 1997 include: (i) payment by the Company of premiums for whole life insurance on behalf of Mr. Kostelni in the amount of $6,375; (ii) annuity having a value of $51,941, transferred to Mr. Kostelni pursuant to the Supplemental Executive Compensation Plan; (iii) Company contributions on behalf of the named executive officers under the Bontex, Inc. Retirement Plan as follows:
       Mr. Kostelni $0; Mr. Breton $0; Mr. Pasquali $0; Mr. Floyd $0; Mr. Morris $2,019; and (iv) Bontex S.A.'s contribution under the Bontex S.A. Pension Plan on behalf of Mr. Breton, $7,910.

Option Grants in Last Fiscal Year

                                                                                Potential Realized Value (1)
                                                                                 at Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                                               Individual Grants                       for Option Term
                          --------------------------------------------------------------------------------
                                       % of Total
                           Number of     Options                  Market
                           Securities  Granted to    Exercise    Price on
                           Underlying   Employees     or Base     Date of
                             Options    in Fiscal      Price       Grant   Expiration
 Name                      Granted (#)    Year     ($/Share) (2) ($/Share)    Date       5% ($)   10% ($)
 ----                      -----------  --------    -----------  ---------  ---------    ------   -------
James C. Kostelni            80,000        100         $4.50       $4.50     1-22-07      $7.33   $11.67

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or termination of the options following termination of employment. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2) The exercise price of the options granted is equal to the closing sales price of the Company's common stock on the Nasdaq National Market on the date of grant. The options will expire ten years from the date of grant.

Retirement Plans

      Bontex, Inc. Retirement Income Plan

      The Company has in effect a defined benefit retirement plan ("Plan"). Estimated annual benefits payable at normal retirement age 65 under the Plan to persons in specified remuneration and years of service classifications are set forth below. The following table contains no benefits attributable to supplemental benefit plans as there are no such plans.

 Final Average                 Years of Service
    Earnings       15         20          25         30         35
  $ 125,000     $35,556    $47,408    $59,260     $71,112    $71,112
    150,000      43,056     57,408     71,760      86,112     86,112
    175,000      43,056     57,408     71,760      86,112     86,112
    200,000      43,056     57,408     71,760      86,112     86,112
    225,000      43,056     57,408     71,760      86,112     86,112
    250,000      43,056     57,408     71,760      86,112     86,112
    300,000      43,056     57,408     71,760      86,112     86,112
    400,000      43,056     57,408     71,760      86,112     86,112
    450,000      43,056     57,408     71,760      86,112     86,112
    500,000      43,056     57,408     71,760      86,112     86,112

      The benefits in the Table are computed as a straight-life annuity payable annually and are derived from both employer and employee contributions. The benefits are not subject to any deduction for Social Security or other offset amounts.

      The compensation covered by the Plan includes all amounts received for personal services rendered in the course of employment for the Company to the extent those amounts are includable in gross income except for distributions from deferred compensation plans or other amounts that receive special tax treatment. Compensation for purposes of the Plan may not exceed statutory limits. The limit for the 1997 and 1996 plan years was $160,000 and $150,000 respectively, which may be increased by the Internal Revenue Service in the future to reflect cost of living increases. The benefit formula equals the sum of (A) 1.5% of Final Average Earnings up to Social Security Covered Compensation, and (B) 2.0% of Final Average Earnings in excess of Social Security Covered Compensation, multiplied by credited years of service up to a maximum of 30 years.

      Social Security Covered Compensation means the average of the taxable wage bases for the 35 calendar years ending with the last day of the calendar year in which a participant attains his Social Security retirement age. Final Average Earnings is generally the average earnings for the five highest consecutive years of compensation during the ten years immediately preceding retirement.

      It is estimated that at age 65, for Plan purposes, Messrs. James C. Kostelni, Morris and Floyd will have 41, 28 and 19 years of credited service, respectively. Messrs. Breton and Pasquali do not participate in the Plan.

Bontex S.A. Pension Plan

      The Company's subsidiary, Bontex S.A., maintains a pension plan ("Pension Plan") for certain of its employees. Mr. Breton is the only Pension Plan participant included in the Compensation Table. The Pension Plan generally provides a monthly retirement benefit beginning at normal retirement age 65 until the participant's death based on years of service and the average of the last five years' annual salary. Provisions are also made for monthly payments to a surviving spouse and children. Estimated annual benefits payable upon retirement under the Pension Plan to persons in specified remuneration and years of service classifications are set forth below. No benefits from a supplemental benefit plan are included as no such plan exists.


 Final Average                 Years of Service
    Earnings       15         20          25         30         35
  $ 125,000     $15,591   $ 20,789   $ 25,987    $ 31,184   $ 36,381
    150,000      19,822     26,429     33,036      39,643     46,251
    175,000      24,052     32,068     40,086      48,103     56,120
    200,000      28,281     37,708     47,135      56,163     65,990
    225,000      32,511     43,347     54,186      65,023     75,860
    250,000      36,741     48,988     61,235      73,482     85,729
    300,000      45,201     52,431     75,335      90,401    105,469
    400,000      62,119     82,827    103,533     124,241    144,947
    450,000      70,580     94,107    117,634     141,159    164,687
    500,000      79,040    105,386    131,733     158,079    184,426

      It is estimated that at age 65 Mr. Breton will have 18 years of credited service. Although compensation for Pension Plan purposes is the average of the most recent five years' annual salary, only $118,921 of the amount shown for Mr. Breton in the Compensation Table qualifies as compensation under the Pension Plan for 1997. The Pension Plan defines the benefit in terms of Belgian francs, and the above amounts were calculated using the exchange rate in effect on June 30, 1997. The benefits listed in the Pension Plan table are computed as a straight-life annuity payable annually and are not subject to any deduction for Social Security or other offset amounts.

Retirement Compensation Agreements

Supplemental Executive Compensation Agreement

      On May 26, 1994, the Company and Mr. James C. Kostelni (hereafter in this section, Mr. Kostelni) entered into a Supplemental Executive Compensation Agreement which is intended to supplement Mr. Kostelni's retirement benefits to make up for any loss of benefits under the Bontex, Inc. Retirement Income Plan resulting from the application of certain limitations imposed by amendments to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, under the Revenue Reconciliation Act of 1993. Under the Supplemental Executive Compensation Agreement, the Company has agreed, during Mr. Kostelni's life, to purchase for Mr. Kostelni, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000, an annuity contract which provides for the payment of at least $458.33 per month to Mr. Kostelni, such payments to begin upon Mr. Kostelni's reaching age sixty-five and to end upon Mr. Kostelni's death or the ten-year anniversary date of the first annuity payment, whichever is later. In order to replace the survivorship benefits which Mr. Kostelni's spouse, but for the tax changes, would receive upon his death, the Company also has agreed to pay to Mr. Kostelni, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000, a cash payment in the amount of $26,000. It is intended that such cash payment will be used by Mr. Kostelni to purchase life insurance which will then provide the survivor benefit. Additionally, the Supplemental Executive Compensation Agreement also provides that the Company shall, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000, make a cash "gross-up" payment equal to the amount of any federal, state and local income taxes paid by Mr. Kostelni on the benefits received under the Agreement. The value of the annuity, the cash payment and the "gross-up" payment for fiscal 1997 are included in the Summary Compensation Table above.

      Under the Supplemental Executive Compensation Agreement, the Company shall, upon a change in control, (i) purchase and transfer to Mr. Kostelni all remaining annuities to be purchased pursuant to the Agreement; (ii) pay to Mr. Kostelni all bonus amounts still owing pursuant to the Agreement; and
(iii) pay to Mr. Kostelni the applicable "gross-up" payment computed in accordance with the Agreement. If Mr. Kostelni dies during the term of the Supplemental Executive Compensation Agreement, or if Mr. Kostelni's employment with the Company is terminated, either voluntarily or pursuant to the terms of the Executive Compensation Agreement (discussed below), the Agreement shall terminate, and Mr. Kostelni shall be entitled to no further payments or benefits under the Agreement, except those which have accrued as of the date of his death or termination.

      A change in control under the Supplemental Executive Compensation Agreement shall be deemed to have occurred in the event that (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of the Company's voting securities; (ii) the members of the Company's Board of Directors on the date of the Agreement cease for any reason to constitute at least a majority of the Board; (iii) all or substantially all of the assets of the Company are sold, transferred or conveyed by any means, including, but not limited to, direct purchase or merger, if the transferee is not controlled by the Company; or (iv) the Company is merged or consolidated with another entity and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former stockholders of the Company. No change of control shall be deemed to have occurred for purposes of the Agreement by virtue of the acquisition, directly or indirectly, of 20% or more of the combined voting power of the Company's voting securities by Mr. Kostelni or a group including Mr. Kostelni, by a subsidiary or certain other affiliates of the Company, or by the heirs, successors or assigns of Hugo N. Surmonte.

Employment Agreement

      On January 22, 1997, the Company and Mr. James C. Kostelni (hereafter in this section, Mr. Kostelni) entered into an Executive Compensation Agreement providing for the employment of Mr. Kostelni as President and Chief Executive Officer of the Company for a term expiring on May 15, 2005. This Agreement supersedes in its entirety the Executive Compensation Agreement dated June 29,1989, by and between the Company (as successor to Georgia Bonded Fibers, Inc.) and the Employee. Under the Agreement, Mr. Kostelni is to receive a minimum annual salary of $222,000, which shall be adjusted annually by the Compensation Committee of the Board of Directors, along with certain benefits, including such bonuses as are approved by the Board of Directors, an automobile allowance and all fringe benefits offered to Company employees.

      The Agreement may be terminated by the Company only for cause, provided, however, that the Company may not terminate the Agreement on (i) the sale by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers; (ii) the sale, exchange or other disposition, in one transaction, of more than 50% of the outstanding shares of Company common stock; (iii) a decision by the Company to terminate its business and liquidate its assets; or (iv) the merger or consolidation of the Company in a transaction in which the shareholders of the Company receive less than 50% of the outstanding voting shares of the new or continuing corporation. Under the Agreement, "cause" is deemed to include only Mr. Kostelni's (i) conviction of a felony; (ii) material breach of the Agreement which remains uncured sixty days after notice by the Company of such breach; or (iii) dishonesty directly related to the performance of his duties.

      The Agreement also may be terminated by the Company if Mr. Kostelni becomes disabled for a period of more than twelve consecutive months, and shall be terminated if Mr. Kostelni dies during the term of the Agreement.
In the event of termination of the Agreement as a result of Mr. Kostelni's death or disability, the Company shall, within forty-five days after such termination, pay to Mr. Kostelni or his estate, as the case may be, an amount equal to six-months compensation or the balance due under the Agreement, whichever is less. Additionally, in the event of Mr. Kostelni's death during the term of the Agreement, the Company shall, within sixty days after the date of death, pay a survivor's benefit of $5,000 to his widow or other survivor.

      The Agreement grants Mr. Kostelni stock options to purchase 80,000 shares of the Company's stock. The option price of $4.50 per share on all outstanding options is equal to the fair market value of the stock at the date of grant. Options are exercisable from the date of grant and have a minimum term of 10 years. See Options Granted in Last Fiscal Year Table above.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of Bontex, Inc. is responsible for recommending to the Board of Directors the compensation policies applicable to all employees, including the Company's executive officers. The Company's compensation policies are based on the fundamental premise that the achievements of the Company result from the coordinated efforts of all employees working toward common objectives.

Compensation Philosophy and Objectives

      The Company seeks to attract, motivate and retain the best possible executive and other employee talent by providing competitive, performance based compensation programs that tie compensation to the Company's business objectives and performance. The overall objective of this strategy is to align the financial interests of the executive and other employees with those of the shareholders by linking a substantial component of its executives' compensation directly to Company performance.

      The Committee recommends to the Board of Directors the compensation policies that govern both the compensation opportunities, as well as the actual amounts paid to Company officers. These policies are designed to provide competitive levels of compensation that link incentive awards to the Company's annual operating plan.

      The Company's incentive bonus plans for executives and other employees are designed to recognize individual and group performance. Target compensation levels are intended to be competitive with those at other progressive companies.

      During fiscal 1994, the Compensation Committee met with an outside consultant to review the compensation of the Company's executive officers. Based on both survey results and the review with the consultant, the Committee has concluded that the total compensation paid to the Company's executives is market competitive, but relatively low with respect to its peer companies.

Elements of the Fiscal 1997 Executive Compensation Program

      The Committee believes the interests of the shareholders will be best served if the executive compensation program links a substantial component of the cash compensation earned by executives to increases in shareholder value. The current program therefore includes the following two principal components: base salary and annual cash bonuses.

Base Salary

      Base salaries for all executive officers, including the Chief Executive Officer, are established by reference to defined salary ranges which have been assigned to each position based upon salary opportunities provided by the Company's competitors. Increases to individual base salaries are awarded based on the officer's responsibilities, an evaluation of past and current performance, seniority and experience, the Company's overall operating results, position in range, the overall level of salary adjustments among the Company's peers and current and projected economic conditions. Base salary is also a reflection of the value of the job in the Company's operations.

Annual Incentive Bonus Plan

      The Company's annual incentive bonus plan directly links the Company's performance to executive officer compensation by providing for higher variable pay when the Company's performance is above defined targets and denying competitive variable pay when Company performance is below targets. The plan, which is designed to reward the accomplishment of overall corporate objectives and reflect the Company's priority of maximum earnings, establishes a bonus pool from which Company employees, including executive officers, may receive an annual cash bonus. In fiscal 1997, the maximum amount at 100 percent of target of the cash bonus available to each executive under the plan was a percentage of the executive's fiscal year earnings, as determined by the Committee based on information provided by the Company's compensation consultants and the Committee's assessment of the executive's position and responsibilities at the Company. Maximum executive bonuses available at 100 percent of target under the plan for fiscal 1997 ranged from $77,413 to $2,680. Bonuses were not available to executive officers under the plan in fiscal 1997 unless and until the Company's net income after taxes exceeded $500,000. This $500,000 threshold was subjectively established by the Committee based on the Company's prior bonus arrangements. This plan is discretionary and subject to final approval by the Compensation Committee.

      The amount of the maximum cash bonus received by an executive under the plan depends upon the extent to which the Company meets or exceeds the target levels established for each of seven operating goals - environment, safety, customer service, product quality, production efficiency, inventory turns and overtime. These target levels are established each year by the Committee, with the advice of management, based on the Company's past results, anticipated improvements in efficiency and productivity, and current market conditions. The target levels for the seven operating goals as a percent of the 1997 bonus pool, were weighted as follows: environment 10%, safety 10%, customer service 8%, product quality 27%, production efficiency 28%, inventory turns 9% and overtime 8%. In fiscal 1997, the Company met the $500,000 net income threshold and reached a percentage of the target levels for the seven goals - environmental (100%), safety (120%), customer service (50%), product quality (72%), production efficiency (55%), inventory turns (0%) and overtime (0%). Bonuses aggregating $24,188 were paid from the bonus pool to the Company's executive officers under the 1997 plan.

1996-97 Senior Management Incentive Plan

      The purpose of the 1996-97 Senior Management Incentive Plan was to provide additional incentives to executive officers to realize goals and to maximize shareholder value by having a significant percentage of total direct compensation derived from incentive awards. This strategy is intended to motivate officers to maximize Company performance and to align officer and shareholder interests more closely by linking incentive compensation directly to increases in shareholder value.

      Under this plan, executive officers were eligible to earn an annual bonus equal to a percentage of their 1997 current base salary if the Company's net sales and operating profits for fiscal 1997 exceeded specified amounts and executives obtained individual objectives. The level of bonus payments available to executives under the plan was determined as follows:
10% of current base salary if the Company's net sales and operating profit exceed $49,500,000 and $3,099,465, respectively, and 10% if executives reach individual objectives. The percentages and targets established under the plan were determined by the Committee, subject to approval of the Board of Directors, based on current year financial results and projected financial results for the new plan year. This plan is discretionary and subject to final approval by the Compensation Committee.

      The Company's net sales and operating profits for fiscal year 1997 exceeded the specified amounts and 58 percent of individual objectives were obtained. Accordingly, the Company paid bonuses aggregating $83,313 under the plan.

Chief Executive Officer (CEO) Compensation

      The 1997 compensation paid to Mr. James C. Kostelni, the Company's Chief Executive Officer, was recommended by the Compensation Committee based on its review of independently produced CEO compensation surveys and consideration of compensation paid by companies of similar size with global responsibilities in comparable industries. The Compensation Committee recommended the CEO's compensation to the Board of Directors after considering that Mr. James C. Kostelni is making significant accomplishments in developing the Company's specifications sales business, which is a major portion of the Company's sales growth; his progress in restructuring the Company and reducing costs; his overall past and present performance and contributions to the Company; and the relationship of the CEO's compensation to that of other key executives. For present and anticipated future performance, the Committee granted Mr. Kostelni, in 1997, stock options to purchase 80,000 shares of the Company's stock. The option price is $4.50 per share and the options have a term of 10 years.

                          Compensation Committee:
                         Robert J. Weeks, Chairman
                             Frank B. Mayorshi
                             William J. Binnie


                             STOCK PERFORMANCE

      The following graph compares the yearly percentage change and the cumulative total shareholder returns on the Company's common stock with the cumulative return on the NASDAQ Market Index and the MG Paper Products Peer Group Index for the five-year period commencing on June 30, 1992 and ending on June 30, 1997. These comparisons assume the investment of $100 of the Company's common stock and in each of the indices on June 30, 1992 and the reinvestment of dividends.

Comparison Of 5-Year Cumulative Total Return
Among Bontex, Inc.
NASDAQ Market Index And MG Paper Products Group Index


(PERFORMANCE GRAPH APPEARS HERE.)

Comparison Of 5 Year Cumulative Total Return
Of Company, Industry Index And Broad Market

                            1992      1993      1994     1995      1996     1997
BONTEX, INC.              $ 100    $ 72.00   $ 80.00  $ 52.00   $ 58.00  $ 78.00
MG PAPER PRODUCTS INDEX     100      96.69    103.84   140.16    148.21   188.20
NASDAQ MARKET INDEX         100     122.76    134.61   157.88    198.73   239.40

      The peer group comprises the largest companies domestically traded on the NASDAQ market which operate in the Company's industry, paper products. None of these companies compete directly with Bontex, Inc. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of Company common stock with the Securities and Exchange Commission. Based on its review of the copies of such Forms furnished to it with respect to fiscal 1997 and written representations from certain reporting persons that no other reports are required, the Company believes that during fiscal 1997 one report relating to one transaction inadvertently was filed late by Mr. Charles W.J. Kostelni.

                           INDEPENDENT AUDITORS

      The firm of KPMG Peat Marwick LLP audited the Company's consolidated financial statements as of and for the year ended June 30, 1997 and has been reappointed by the Board of Directors as independent auditors for the year ended June 30, 1998. A representative of KPMG Peat Marwick LLP is expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders at the meeting.

                           STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting must be received by the Corporate Secretary of Bontex, Inc., One Bontex Drive, Buena Vista, Virginia 24416-1500, no later than May 25, 1998, in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting.

                               OTHER MATTERS

      The Board knows of no matters which may properly come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment thereon.

                                   BY THE ORDER OF THE BOARD OF DIRECTORS


                                                           David A. Dugan
                                                      Corporate Secretary

September 18, 1997

      The Company's Annual Report on Form 10-K, excluding exhibits, is available without charge to any stockholder of record requesting the same. Written requests should be addressed to the attention of the Corporate Controller, Bontex, Inc., One Bontex Drive, Buena Vista, Virginia
24416-1500.

[x]   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                               BONTEX, INC.
                              REVOCABLE PROXY

      Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting October 14, 1997

      The undersigned hereby constitutes and appoints David A. Dugan and William B. D'Surney, or either of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned and to vote as designated below, all the shares of Common Stock held of record by the undersigned on September 8, 1997, at the Annual Meeting of Stockholders of Bontex, Inc. to be held at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia, on Tuesday, October 14, 1997 at 10:30 A.M., Eastern Daylight Saving Time, and at any adjournments thereof.


The undersigned acknowledges receipt of the Proxy Statement dated September 18, 1997.


This proxy must be signed   Dated:         , 1997
                                  --------
exactly as name appears hereon.

           ------------------------------------
           Stockholder sign above
           Co-holder (if any) sign above

                                             With-       For All
                                  For        hold        Except
1.    ELECTION OF DIRECTORS       [ ]        [ ]         [ ]

      Nominees: Four Class A directors for a three year term, James C. Kostelni, William B. D'Surney, Larry E. Morris and Robert J. Weeks.


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


---------------------------------------------------------------------------
2. In their discretion, upon other matters as may properly come before the meeting.

      This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1. This proxy is revocable at any time prior to the exercise hereof.

      When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If executed on behalf of a corporation, please sign full corporate name by duly authorized officer.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY